For Immediate release:
                                                                                Contact: Warren R. Wilkinson
                                                                                Republic Airways Holdings
                                                                                Tel. (317) 484-6042

Republic Airways Holdings Announces Second Quarter 2005 Results

Indianapolis, Indiana, (July 27, 2005) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $188.8 million for the quarter ended June 30, 2005, a 35.8% increase, compared to $139.0 million for the same period last year.  The Company also reported net income of $13.4 million for the quarter ended June 30, 2005, or $0.40 per diluted share, compared to $7.2 million of net income or $0.31 per diluted share for the same period last year.  Weighted average diluted common shares outstanding increased to 33.3 million, or 44.6% as a result of the Company’s public offerings in May 2004 and February 2005.

The primary items of significance affecting the second quarter of 2005 are outlined below:

Total operating revenues for the second quarter of 2005 increased primarily as a result of a 40.7% increase in available seat miles (ASMs) to 1.6 billion ASMs, up from 1.1 billion ASMs and a 26.5% increase in block hours. These increases reflect the addition of 36 regional jet aircraft that were placed into service since June 30, 2004.

Total operating expenses for the second quarter of 2005, including interest expense but excluding fuel charges (which are reimbursable by the Company’s major partners) of $128.7 million, increased approximately 29.3% from $99.5 million for the same quarter of 2004. Operating cost per ASM (CASM), including interest expense, but excluding fuel, decreased 8.2% to 8.2¢ per ASM, from the prior year’s 8.9¢ per ASM. Included in operating expenses in 2005 was $2.8 million, or approximately 0.2¢ per ASM of amounts paid to American relating to the operation of 70-seat aircraft at Chautauqua Airlines.

Beginning in May 2005, US Airways elected to provide fuel directly for all of the Company’s US Airways Express aircraft operations. This change eliminates fuel expense and the related fuel reimbursement (previously recorded as revenue) for the US Airways operations. Operating profits are not affected by this change.

During the quarter, the Company announced that it intends to proceed with its transaction with US Airways to purchase Embraer 170’s and other assets for approximately $110.0 million. The Company will purchase ten Embraer 170 aircraft and assume leases on an additional 18 Embraer 170 aircraft and will begin operating them in the US Airways network under a previously negotiated regional jet service agreement that has been approved by the U.S. Bankruptcy Court. The Company will also purchase, and lease back to US Airways, 113 commuter slots at Ronald Reagan Washington National Airport, and 24 commuter slots at New York LaGuardia Airport. Other assets to be acquired include a flight simulator, spare parts, and certain facilities to support the Embraer 170 aircraft operations.

Also during the quarter, the Company acquired Shuttle America Corporation, which gives the Company added flexibility in operating larger gauge regional jets as the Company will soon have 3 operating certificates with each operating a single-fleet type of regional jets as follows: 37-50 seat (Chautauqua Airlines), 70 seat (Shuttle America), and 70+ seats (Republic Airline).

The Company also amended its airline services agreement with United to provide an additional five 70-seat Embraer 170s bringing the total number of 170s to be operated as United Express to 28 aircraft. Two 50-seat Embraer 145 aircraft will be removed from service as a result of the amended agreement and used as spares and for charter operations.

The Company increased its fleet of Embraer regional jet aircraft to 124 (40 Delta, 32 United, 15 American, 35 US Airways and 2 Charter; including 24 Embraer 170 aircraft) as of June 30, 2005, from 116 aircraft as of March 31, 2005.  During the quarter, the Company took delivery of eight Embraer 170, 70-seat regional jet aircraft. The Company also returned 6 Saab turboprop aircraft during the quarter, reducing the Saab fleet to 11 aircraft, which are expected to be phased out of service by the end of November 2005.

At June 30, 2005, the Company had $127.6 million in cash and marketable securities compared to $119.7 million as of March 31, 2005.  The Company entered into lease financing arrangements for two of the eight aircraft delivered during the quarter and debt financing arrangements for the remaining six aircraft. The Company’s long-term debt increased to $1.03 billion as of June 30, 2005, compared to $934.8 million at March 31, 2005. The Company also has significant long-term operating lease obligations.  At a 7.0% discount factor, the present value of these lease obligations was approximately $552.0 million as of June 30, 2005.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that operates Chautauqua Airlines, Republic Airline and Shuttle America. The Company offers scheduled passenger service on more than 800 flights daily to 82 cities in 32 states, Canada and the Bahamas through airline services agreements with four major U.S. airlines. All of its flights are operated under its major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline currently employs more than 2,900 aviation professionals and operates 124 aircraft including 24 Embraer 170 aircraft.

The Company will conduct a telephone briefing to discuss its second quarter results today at 11:00 a.m. EDT. A live Webcast of this briefing will be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

REPUBLIC AIRWAYS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)
	Three Months Ended June 30			Six Months Ended June 30
Financial Highlights	2005	2004	Change	2005	2004	Change
OPERATING REVENUES
Passenger	$186,860	$137,728	35.7%	$370,213	$265,447	39.5%
Other	1,985	1,291	53.8%	6,970	5,103	36.6%
Total operating revenues	188,845	139,019	35.8%	377,183	270,550	39.4%

OPERATING EXPENSES
Wages and benefits	34,846	27,335	27.5%	66,802	54,104	23.5%
Aircraft fuel	38,781	26,753	45.0%	84,064	51,003	64.8%
Landing fees	7,059	5,205	35.6%	13,428	10,303	30.3%
Aircraft and engine rent	19,096	17,865	6.9%	37,595	35,488	5.9%
Maintenance and repair	19,231	18,512	3.9%	37,576	34,694	8.3%
Insurance and taxes	4,145	3,490	18.8%	7,990	6,419	24.5%
Depreciation and amortization	14,391	7,974	80.5%	27,999	15,190	84.3%
Other	16,327	13,123	24.4%	30,221	23,946	26.2%
Total operating expenses	153,876	120,257	28.0%	305,675	231,147	32.2%
OPERATING INCOME	34,969	18,762	86.4%	71,508	39,403	81.5%

OTHER INCOME (EXPENSE)
Interest expense	(13,566)	(5,979)	126.9%	(26,291)	(12,371)	112.5%
Other income	876	74	1083.8%	1,392	150	828.0%
Total other income (expense)	(12,690)	(5,905)	114.9%	(24,899)	(12,221)	103.7%

INCOME BEFORE INCOME TAXES	22,279	12,857	73.3%	46,609	27,182	71.5%

INCOME TAX EXPENSE	8,883	5,623	58.0%	18,389	11,669	57.6%

NET INCOME	13,396	7,234	85.2%	28,220	15,513	81.9%
PER SHARE, BASIC	$0.41	$0.32	27.2%	$0.91	$0.73	23.6%
PER SHARE, DILUTED	$0.40	$0.31	28.1%	$0.88	$0.71	23.8%
Weighted Average Common Shares
Basic	32,483	22,317	45.6%	31,142	21,159	47.2%
Diluted	33,341	23,055	44.6%	31,906	21,718	46.9%

Unaudited Operating Highlights
	Three Months Ended			Six Months Ended
Operating Highlights	June 30, 2005			June 30, 2005
	2005	2004	Change	2005	2004	Change
Passengers carried	2,346,187	1,713,179	36.9%	4,383,566	3,103,237	41.3%
Revenue passenger miles (000)	1,128,722	777,980	45.1%	2,090,409	1,419,929	47.2%
Available seat miles (000)	1,573,120	1,118,305	40.7%	3,012,766	2,189,060	37.6%
Passenger load factor	71.8%	69.6%	2.2 pts	69.4%	64.9%	4.5 pts
Cost per available seat mile, including interest expense (cents)	10.64	11.29	-5.8%	11.02	11.12	-0.9%
Fuel cost per available seat mile	2.47	2.39	3.3%	2.79	2.33	19.7%
Cost per available seat mile, excluding fuel expense (cents)	8.17	8.90	-8.2%	8.23	8.79	-6.4%
Block hours	115,257	91,146	26.5%	224,606	177,904	26.3%
Departures	69,685	57,720	20.7%	135,052	112,168	20.4%
Average daily utilization of each aircraft (hours)	10.6	10.1	5.0%	10.7	10.0	7.0%
Average aircraft stage length	470	444	5.9%	468	448	4.5%